                                                              Exhibit 4(c)(iv).2

                     M A N A Z E R S K A     Z M L U V A
                   M A N A G E M E N T    C O N T R A C T


                                       I.
Zmluvne strany
Contractual Parties

zamestnavatel:             EuroTel Bratislava, a.s.
Employer
sidlo:                     Stefanikova 17,  Bratislava
Registered office


zastupeny:
Represented by

a / and

zamestnanec:
     Employee
narodeny  dna:
     Date of Birth
rodne cislo:
     ID number
trvale bydlisko:
     Permanent Residence

                                       II.
                        Vznik a trvanie pracovneho pomeru
                          Start and Term of Employment

Pracovny pomer medzi ucastnikmi vznikol dnom ........ a uzatvara sa na dobu urcitu do ....... so skusobnou dobou 3 mesiace.
Employment contract executed between the Parties hereto became effective on
 ......, and its term is a definite period ending on........., including a
3-month probation period.

                                      III.
                               Miesto vykonu prace
                            Place of Job Performance

Miestom vykonu prace je EuroTel Bratislava, a.s., Bratislava s vynimkou pripadov, ked z povahy prace vyplyva potreba jej vykonu mimo vyssie dohodnuteho miesta vykonu.
Place of job performance is EuroTel Bratislava, a.s., Bratislava except for activities, within the scope of job, the nature of which necessitates their performance elsewhere (than the place of job performance specified above).

                                       IV.
                           Pracovna pozicia (funkcia)
                            Work Position (Function)

1.  Zamestnanec bude vykonavat pracu v pracovnej pozicii:........................ Eurotel Bratislava, a.s.
    The Employee shall be working in the position:............................... of Eurotel Bratislava, a.s.

2. Blizsie a podrobnejsie vymedzenie pracovnych povinnosti obsahuju stanovy spolocnosti EuroTel Bratislava, a.s. a Obchodny zakonnik a su zhrnute v Popise prace, Priloha c.1 tejto zmluvy.
     A detailed definition of the scope of work and duties are contained in the Articles of Association of Eurotel Bratislava, a.s. and the Commercial Code, and they are summarized in the Job Description, Exhibit 1 hereto.

                                       V.
                                  Mzda a odmeny
                               Salary and Bonuses

1. Mzdou zamestnanca dohodnutou podla tejto zmluvy sa rozumie hruba (brutto) mzda zamestnanca.
     The Employee's salary confirmed hereunder means the gross (brutto) wage of the Employee.

2.   Mzda zamestnanca pozostava z mesacnej mzdy a rocnej premie. Vyska mzdy.............,--SKK
     The Employee's salary is comprised of a monthly salary and an annual bonus.
     The salary amount ...............,-SKK

3. Mesacna mzda zamestnanca zohladnuje aj pripadnu pracu nadcas, preto zamestnancovi nevznika narok na vyplacanie suvisiacich priplatkov. Mzda sa zamestnancovi vyplaca raz mesacne pozadu, jednou platbou, vzdy k 12. dnu v mesiaci poukazanim na jeho ucet v Tatra banke c. uctu :.................
     The Employee's monthly salary covers overtime work, if any, therefore the Employee shall not be entitled to any extra financial compensation for overtime work. The Employee receives his/her monthly salary for the previous month on the 12th day of the current month in form of a single payment credited to the Employee's account with Tatra banka - account no:
     ............................. .


                                       VI.
                                   Ine plnenia
                                 Other Benefits

1.   Zamestnanec ma pocas trvania pracovneho pomeru na zaklade tejto zmluvy, narok na uzivanie ........ mobilnych telefonnych pristrojov s tym, ze naklady spojene s ich uzivanim vratane ich uzivania na sukromne ucely hradi zamestnavatel.
     According to this Contract, during the life of the employment contract, the
     Employee shall be entitled to use .......... mobile telephones and the related usage expenses, including those for private use of the mobile telephones, shall be borne by the Employer

2. Vydavky a naklady spojene s vykonom prace zamestnanca, vratane vydavkov a nakladov spojenych s reprezentaciou zamestnavatela a obchodnymi rokovaniami, hradi zamestnavatel na zaklade predlozenych uctovnych dokladov, za podmienok blizsie upravenych prislusnymi internymi predpismi zamestnavatela.
     Expenses and costs related to the performance of the Employee's working duties, including expenses and costs associated with the representation of the Employer and with business meetings, shall be refunded by the Employer based on presented receipts in compliance with the respective internal regulations of the Employer.

3. Zamestnanec ma pocas trvania pracovneho pomeru podla tejto zmluvy narok na uzivanie sluzobneho motoroveho vozidla na sluzobne aj sukromne ucely. Naklady spojene s uzivanim vozidla na sluzobne ucely hradi v plnom rozsahu zamestnavatel. Naklady spojene s uzivanim vozidla na sukromne ucely hradi zamestnanec z vlastneho, za podmienok stanovenych prislusnymi internymi predpismi zamestnavatela.
     According to this Contract, during the life of the employment contract, the Employee is entitled to a company car for both business and private use. The costs related the use of a company car for business purposes shall be fully covered by the Employer. The costs related to the private use of a company car shall be covered by the Employee himself/herself as provided for by internal regulations of the Employer.

                                      VII.
                Zakaz konkurencie a vykon prace pre tretie osoby
                  Ban on Competition and Work for Third Parties

Zamestnanec sa zavazuje:
Employee undertakes:

     a) pocas trvania pracovneho pomeru podla tejto zmluvy, nevykonavat ziadnu zarobkovu cinnost priamo ani prostrednictvom tretich osob, s tym, ze toto obmedzenie sa nevztahuje na vykon vedeckej, pedagogickej, publicistickej, literarnej a umeleckej cinnosti, ale je potrebne ju dat na vedomie zamestnavatelovi according to this Contract, during the life of the employment contract, not to perform any income-generating activity, directly or indirectly through third persons, save research, teaching, publishing, literary and cultural activities that the Employer is notified of;

     b) pocas trvania pracovneho pomeru podla tejto zmluvy, nevykonavat pre tretie osoby prace na zaklade pracovnej zmluvy, ani dohod o pracach vykonavanych mimo pracovneho pomeru.
          according to this Contract, during the life of the employment contract, not to carry out any work for third parties on the basis of work contracts or of performance contracts.


                                      VIII.
                               Ochrana informacii
                                 Confidentiality

Zamestnanec sa zavazuje:
Employee undertakes:

     a) pocas trvania pracovneho pomeru podla tejto zmluvy a minimalne 5 rokov po jeho skonceni, chranit pred akymkolvek zneuzitim vsetky skutocnosti a informacie obchodnej, technickej a vyrobnej povahy, suvisiace s predmetom cinnosti zamestnavatela, ktore maju skutocnu alebo potencionalnu materialnu alebo nematerialnu hodnotu a nie su v prislusnych obchodnych kruhoch bezne dostupne a maju byt podla zamestnavatela utajene;
          according to this Contract, during the life of the employment contract and at least 5 years after its termination, to safeguard the confidentiality of all business, technological and production facts and information of any real or potential, material or non-material value, related to the scope of business of the Employer, against any misuse. This applies to facts and information that are not generally available in the respective business circles and are deemed confidential by the Employer;

     b) zachovavat mlcanlivost o pracovnych postupoch zamestnavatela ako aj o svojich platovych nalezitostiach.
          to disclose information neither about the Employer's working procedures nor about the Employee's financial compensation package.


                                       IX.
        Ostatne ustanovenia tykajuce sa vykonu prace a pracovneho vztahu
       Other Provisions Related to the Performance of Work and Employment

Zamestnanec sa zavazuje:
Employee undertakes:

1. v hospodarskych a obchodnych stykoch neuprednostnovat svoje osobne zaujmy pred zaujmami zamestnavatela;

     not to give preference to personal interests over the Employer's interests in economic and business affairs;

2. pri rokovaniach a pracovnych stretnutiach s obchodnymi partnermi zamestnavatela, neprijimat osobne ani prostrednictvom tretich osob (napr. rodinni prislusnici) dary ani ine vyhody resp. zlavy, mimo beznych reklamnych predmetov, nevyuzivat kontakty zamestnavatela na svoje osobne zaujmy a ciele;
     not to accept, either personally or through third parties (e.g. family members), gifts or other benefits or discounts, except usual promotional items in negotiations and business meetings with the Employer's business partners, and not to make use of the Employer's contacts for personal benefit and ambitions;

3. neprislubit tretim osobam ziadne financne alebo ine vyhody, pri zabezpecovani obchodnych zalezitosti zamestnavatela;
     not to promise third parties any financial or other benefits while managing the Employer's business matters;

4. dodrziavat predpisy o bezpecnosti a ochrane zdravia pri praci, protipoziarne predpisy, predpisy bezprostredne suvisiace s vykonom jeho prace a dodrziavat pracovnu disciplinu;
     comply with all regulations on job safety a health protection at the working place, fire protection regulations, regulations directly related to the performance of the Employee's work and observe working discipline;

5. oznamit zamestnavatelovi bez zbytocneho odkladu akekolvek zmeny osobnych udajov;
     notify the Employer without any undue delay of any changes in the Employee's personal data;

6. zamestnanec prehlasuje, ze bol pred uzavretim pracovnej zmluvy oboznameny s:
     the Employee represents that prior to signing the employment contract he/she was informed on the following:

     a) pravami a povinnostami, ktore mu z pracovneho pomeru vyplyvaju rights and duties of the Employee arising under the employment contract

     b) pracovnymi a mzdovymi podmienkami zamestnavatela work and financial terms offered by the Employer

     c) predpismi o bezpecnosti a ochrane zdravia pri praci regulations on safety and health protection at the working place

     d) protipoziarnymi predpismi a predpismi bezprostredne suvisiacimi s vykonom jeho prace.
          fire protection regulations, and regulations directly related to the performance of the Employee's work.

                                       X.
                              Spolocne ustanovenia
                                Joint Provisions


1. Pre casti v tejto zmluve zvlast neupravene, platia prislusne ustanovenia Zakonnika prace suvisiace vseobecne zavazne pravne predpisy Slovenskej republiky a prislusne interne predpisy zamestnavatela.
     Those parts of this Contract not explicitly provided for herein are governed by the applicable provisions of the Labour Code, related generally binding legal provisions of the Slovak Republic and applicable internal regulations of the Employer.

2. Pripadne spory sa zmluvne strany zavazuju riesit predovsetkym vzajomnou dohodou. Ak napriek obojstrannej snahe k mimosudnemu dorieseniu sporu nedojde, prislusny na jeho riesenie je sud podla ustanoveni Obcianskeho sudneho poriadku SR.

     The Parties hereto undertake to settle any disputes preferably by mutual consent. If, despite mutual effort, the Parties hereto are unable to settle their dispute out of court, the dispute shall be settled by the competent court according to the Code of Civil Procedure.


                                       XI.
                              Zaverecne ustanovenia
                                Final Provisions

1. Zmluvne strany zhodne prehlasuju, ze pri vypracovani tejto zmluvy nezatajili ziadne informacie a skutocnosti, ktore by akymkolvek sposobom mohli ovplyvnit jej obsah.
     The Parties hereto agree that when drafting this Contract they disclosed all information and facts that might in whatsoever way impact its content.

2. Akekolvek zmeny a doplnky tejto zmluvy mozu zmluvne strany uskutocnit zasadne pisomne, po predchadzajucej vzajomnej dohode.
     Any amendments and supplements hereto must be made by the Parties hereto in writing after prior mutual agreement.

3. Tato manazerska zmluva sa vyhotovuje v dvoch rovnopisoch rovnakej hodnoty, z ktorych po podpisani, kazda zmluvna strana obdrzi po jednom.
     This Management Contract is executed in two identical originals, one for each of the Parties hereto.

4. Tato zmluva nadobuda platnost dnom jej podpisania zmluvnymi stranami s tym, ze doteraz poskytnute plnenia sa povazuju za plnenia podla tejto zmluvy. This Contract shall become valid on the date it is signed by the Parties whereas the hitherto provided compensation shall be deemed compensation pursuant to this Contract.



V Bratislave, dna  .............................
In Bratislava on


za zamestnavatela:                             zamestnanec:
on behalf of the Employer:                     on behalf of the Employee:


 ...................................



 ...................................            ...............................

                                                                      Exhibit 11

Directive No.:  S 002
Version:        6.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


                 REMUNERATION OF EMPLOYEES OF EUROTEL BRATISLAVA
                 -----------------------------------------------


Contents:
---------


             I. Introduction
             II. Monetary Forms of Remuneration
             III. Non-Monetary Forms of Remuneration
             IV. Final Provisions


                                 I. Introduction

1.1.     Purpose
----------------

The purpose of this Directive is the definition of rules applicable to the remuneration of employees of EuroTel Bratislava (hereinafter referred to as the "Company") pursuant to Act No. 1/1992 of Coll. on Wages, Remuneration for On-call Work and on Average Earnings as amended.


1.2.     Scope
--------------

1. 2.1. The Directive on the Remuneration of Employees of the Company (hereinafter referred to as the "Directive") applies to all employees who are employed by the Company.


1.2.2. The remuneration terms of the Company's Directors (Management) are specified in individual manager's contracts. Modifications of the remuneration of the Company's Directors are recommended by the Director of the Administration Department and approved by the General Director of the Company.


1.3.     Remuneration Scheme
----------------------------

----------------------------------------------------------------------- ---------------------------------
                            Monetary form
------------------------------------ ---------------------------------- Non-monetary form
Basic                                Incentive
------------------------------------ ---------------------------------- ---------------------------------
>>       base salary                   >>     bonus                     >>    fringe benefits
>>       salary for overtime work             - monthly                 >>    contributions
>>       salary for work at night             - quarterly               >>    other
>>       salary benefit for working
         on Saturday and Sunday        >>     semi-annual "Merit"
>>       salary and salary                    bonus
         compensation for work during  >>     annual "Corporate" bonus
         public holidays               >>     special bonus
>>       salary for performance of     >>     premium for on-call work
         other work
------------------------------------ ---------------------------------- ---------------------------------

                                                               [LOGO OF EuroTel]

                                                                     Page 1 of 9
Only for internal use of EuroTel Bratislava

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.



                       II. Monetary Forms of Remuneration

Basic Monetary Form


2.1.     Base salary
--------------------


2.1.1 Based on the agreed type of work, the Company shall identify the position and wage category for a given employee in accordance with the job catalogue (Appendix 2). Individual positions fall into specific wage categories. Individual base salaries of individual employees are derived from respective wage categories. There is a salary range defined for each wage category (Appendix 3).


2.1.2. Individual base salaries awarded to individual employees shall be determined in accordance with the type of work performed by the given employee and his/her scope of responsibility, work complexity, necessary expertise and training, organizational and management demands and special requirements the employee is expected to meet.


2.1.3. During the probation period, a newly employed person shall be paid 80% of the agreed base salary (rounded up to hundreds of SKK) by the Company. Prior to expiration of the probation period, the direct superior shall assess the performance of the employee on probation and propose an adjustment of the base salary.


2.1.4.   Change of Base Salary


A change of the base salary may be proposed:

         1. as a part of the annual salary review, once a year with effective date of May 1st.on the basis of the annual assessment of performance defined in the Performance Management System,
         2. in case of a substantial change in the scope of responsibilities of an employee resulting from a change in the position and wage category of the employee
         3. based on a decision of the Company's management responding to a material change in the wage levels for individual professions in the labour market

A proposed base salary adjustment cannot apply to an employee in the course of his/her term of notice, or, an employee who files a notice of termination within 30 days from his/her base salary adjustment.

2.1.5. Wage and position specification for a newly recruited employee, or, any change in the current wage and position specification of an employee (pursuant to clause 2.1.4 herein above) shall be submitted by the superior manager of the given employee in form of a request (Appendix 4), including a job description (Appendix 1), to the respective Division Director for approval. The Division Director forwards the request approved by him/her to the Head of the Human Resources and Administrative department to ensure the remuneration is in line with the remuneration rules within the Company and to the General Director.


The request must be discussed and approved no later than one week prior to the effective date of the contract of employment or of the Appendix to the contract of employment.


2.2      Salary for overtime work
---------------------------------

2.2.1 The salary for overtime work and the salary benefit amounting to 25% of the average earnings shall be paid to an employee for hours of overtime work. Overtime work

                                                               [LOGO OF EuroTel]

                                                                     Page 2 of 9
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

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


is work performed in excess of the defined weekly working time and in excess of scheduled working shifts -

         1. in shops and sales-related activities, activations, technical support and telephone contact
         2.       in 24-hour operations
         3.       in other cases only upon the instruction of a Division
                  Director

An employee is not entitled to a salary benefit for overtime work if the Company agreed with the employee on a leave of absence as compensation for overtime work.


2.2.2. The agreed salaries of managing officers at all levels of management and employees in wage categories A, B, C accommodate any overtime work of the officer/employee and therefore such employees are not entitled to a salary for overtime work.


2.3.     Salary for work at night
---------------------------------

An employee in round-the-clock operations that works in a night shift for at least 3 hours, is entitled to a fixed salary benefit of SKK 70 for each such shift.


2.4.     Salary benefit for working on Saturday and Sunday
----------------------------------------------------------

Employees in shops or involved in sales-related activities, activations, technical support who work on a Saturday and Sunday are entitled to a salary benefit for work during the said days in the amount of 25% of average earnings.


2.5.     Salary and salary compensation for work during public holidays
-----------------------------------------------------------------------

2.5.1. For work during public holidays, an employee is entitled to his/her base salary plus salary benefit in the amount of 50% of average earnings, unless the Company agreed with the employee on a a leave of absence as compensation for the work during public holidays.

o        a salary and salary benefit cannot be claimed by:

         - an employee working in round-the-clock operations whose free day falls on a public holiday,

2.5.2 An employee not working on his/her usual working day because of a public holiday falling on the given day is entitled to a salary compensation in the amount of his/her average earnings.


2.6.     Salary for performance of other work
---------------------------------------------

In cases when an employee is charged to stand in and hold an additional position temporarily, but for at least one month, the employee may be awarded a supplement to the monthly base salary for the period of holding an additional position that may be up to a maximum of SKK 10,000. The decision on charging the employee to stand in is issued by the Head of Human Resources and Administrative department on an approved proposal (Appendix 7).

                                                                     Page 3 of 9
Only for internal use of EuroTel Bratislava, a.s.

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


Incentive monetary form


For the rewarding of the individual and collective tasks and performance the Company uses two types of bonuses. Generally, for employees in everyday contact with the customers where the results are clearly measurable , mainly in customer service, collections, sales the employees are entitled to receive monthly or quarterly bonus /further only Bonus/ based on they grade.

The rest of the company employees receives semi-annual "merit" bonus which is paid twice a year based on the evaluation of the individual and collective performance based on the grade of the employee. In addition, all employees may receive a corporate bonus annualy.



2.7      Bonuses
----------------

2.7.1. Generally, for employees in everyday contact with the customers where the results are clearly measurable , mainly in customer service, collections, sales and marketing the employees are entitled to receive monthly or quaterly bonus based on pay grade. The payment of such bonuses to any other employees is subject to a decision of the Company's Management.


2.7.2. An employee shall be awarded a bonus upon fulfilment of the pre-defined bonus criteria, including corporate objectives and personal appraisal criteria.


2.7.3. The bonus indicators may be tied to collective and individual tasks (. If the employee involved in a collective bonus is absent from work for a full calendar month, he/she is not entitled to the bonus. If his/her absence is longer than 5 working days or working shifts in a row, the bonus shall be proportionally reduced by the number of such days. Part of this bonus may be redistributed among the other employees who where assigned the concerned employee's tasks.


2.7.4. The evaluation of the bonus indicators' fulfillment is performed by the direct superior based on the attained results in the period subject to evaluation. The bonus amount is recommended by the direct superior and approved by the next senior officer in the given organizational unit.



2.8.   Merit Bonus
------------------

2.8.1. Employees that passed probation period may be paid a Merit bonus by the Company. This incentive component of remuneration represents an instrument for motivating and rewarding performance of employees that receive no monthly or quarterly bonuses, in respect to their individual and group perfomance .

2.8.2. The money pool for merit bonuses available to a manager will amount to 13% of the total base salaries of the employees of the respective organizational unit for the last 6 months and per assessed period.

                                                                     Page 4 of 9
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

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


2.8.3. The merit bonus amount of each employee is recommended by the employee's direct superior in writing based on performance appraisal and the fulfillment of defined targets. The recommended amount will be supported with reasoning by this direct superior using the form specified under the Performance Management System and approved by a senior officer the direct superior reports to.

2.8.4. Merits bonuses are paid in accordance with the Performance Management System, , which provides for a "half-year review" and a "full year review" no more than 45 days after the end of the year or half year which means until 15th of August for the "half-year review" and until 15th February for the "full-year review".

Assessed periods are from 1st January to 30th June of each callendar year - "half-year review" and an overall assessed period is 1st January to 31st December of each callendar year - "full-year review".

Bonuses related to the "half-year review" are paid in September and bonus related to the "full-year review" are paid in March.

For the transitional period - October 2000 to December 2000 the base for the merit bonus will be calculated from the base of salaries earned during these months and in the same time the first full-year review" will be performed.

2.9.     Premium for on-call work
---------------------------------

2.9.1 For an ordered on-call status in excess of the obligatory working hours, the employee is entitled to a premium depending on the place of on-call work performance and the nature of the respective daily work schedule in the following amounts:

---------------------- ---------------------------------------- -----------------------------------------
   Period ordered          During other than working days                 During working days
---------------------- ---------------------------------------- -----------------------------------------
    For each hour                      SKK 25                                    SKK 15
---------------------- ---------------------------------------- -----------------------------------------


2.9.2. If the employee interrupts an ordered on-call status by effective performance of work, such work is deemed overtime work.


2.10.    Special premium
------------------------

A special premium for the fulfillment of extraordinary tasks may be awarded to an employee by the respective Division Director or by the Head of the Human resources and Administration Department in the amount of up to SKK 10,000. Proposal on awarding any special premium exceeding the above limit is subject to the General Director's approval.


2.11.   Annual "Corporate" Bonus for Year 2000
----------------------------------------------

2.11.1. An employee may be paid an annual bonus by the Company based on a decision of the Board of Directors of the Company after the financial statements of EuroTel Bratislava, a.s. for the respective year have been audited.


2.11.2.  Criteria underlying the payment of an annual bonus:

o meeting EBITDA, i.e. revenues minus operating expenses and cost of sales, as specified in the annual plan
o   being employed in the Company as of January 31st of the respective year

                                                                     Page 5 of 9
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

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.



2.11.3.  The annual bonus has been set in the amount of

o   10% of the payroll base for other employees.
o   15% of the payroll base for employees in wage categories  A, B and is dependent upon the degree of meeting the Company's planned EBITDA, as specified in the following table:

------------------------------------------------------------ --------------------------------------------
              Actual to planned EBITDA ratio                         Adjustment of the level of
                            in %                                        the annual bonus in %
------------------------------------------------------------ --------------------------------------------
                      Less than 80.00                                            0.00
------------------------------------------------------------ --------------------------------------------
                      80.00 and above                                           60.00
------------------------------------------------------------ --------------------------------------------
                      90.00 and above                                           80.00
------------------------------------------------------------ --------------------------------------------
                     100.00 and above                                          100.00
------------------------------------------------------------ --------------------------------------------
                     110.00 and above                                          120.00
------------------------------------------------------------ --------------------------------------------


2.11.4. The payroll base is comprised of the sum of the following annual amounts

o   base salaries paid,
o   semi-annual merits bonuses paid,
o   compensations for personal holidays and public holidays,
o compensations paid in case of leave of absence provided in accordance with the provisions of the Labour Code.

The payroll base of an employee is net of the financial amounts paid during probation.

2.11.5. In case of a change in the wage category of an employee and in the percentage of the annual bonus, the ultimate level is equal to the sum of its calculated proportionate parts.


2.12.   Annual "Corporate" Bonus for Year 2001


2.12.1. An employee may be paid an annual bonus by the Company based on a decision of the Board of Directors of the Company after the financial statements of EuroTel Bratislava, a.s. for the respective year have been audited.


2.12.2.  Criteria underlying the payment of an annual bonus:

o meeting Corporate Key Performance Indicators, as approved by the Board of Directors being employed in the Company as of January 31st of the respective year


2.12.3.  The annual bonus has been set in the amount of


o 15% of the payroll base for employees in wage categories all grades in A, all grades in B
o   10% of the payroll base for other employees.


2.12.4. The payroll base is comprised of the sum of the following annual amounts:

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

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


o    Base salaries paid,

o    Semi-annual merit bonuses paid,

o    Compensations for personal holidays and public holidays,

o Compensations paid in case of leave of absence provided in accordance with the provisions of the Labour Code


The payroll base of an employee is net of the financial amounts paid during probation.


2.12.5. In case of a change in the wage category of an employee and in the percentage of the annual bonus, the ultimate level is equal to the sum of its calculated proportionate parts.


                    III. Non-Financial Forms of Remuneration


3.1.     Fringe benefits
------------------------

Employees are awarded fringe benefits on the basis of internal directives. Equivalents of fringe benefit can be appraised according to their type, extent and frequency.


3.1.1    Motor vehicles

Managers and selected employees of the Company may be provided with a passenger motor vehicle for business and private use based on an agreement. One per cent (1%) of the acquisition cost of the motor vehicle constitutes an item added to the income tax base of respective employees. The costs of fuel consumed during private use of the motor vehicle shall be paid by the employee, other costs related to the operation and maintenance of the vehicle shall be borne by the Company.


3.1.2. Mobile Telephones

Every employee that passed probation is entitled to use a mobile telephone for business purposes.


3.1.3.  Healthcare

After working one year in the Company, the employee can undergo once a year a comprehensive medical check in a specialized medical center at the price of SKK 3,350.


3.1.4. Accident Insurance

Those employees that work in hights are insured by the Company under a group accident insurance policy. Insurance applies only after passing probation. In case of a job change of an insured employee, this insurance cover ceases to apply to him/her.


3.2.     Contributions
----------------------

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

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


The Company provides the employees with contributions within the scope of the Company's Social Scheme./1/

/1/ Social Scheme available on Lotus Notes Bulletin Boards


3.3.     Other
--------------

3.3.1. All motor vehicles of the Company are covered by the so-called Million Insurance applying to all persons present in the vehicle.


3.3.2. When putting out of service unnecessary and depreciated assets, the Company enables their purchase by the employees for a price determined by the liquidation commission.


                              IV. Final provisions

4.1.     Salary deductions
--------------------------

Salary deductions may only be carried out on the basis of the agreement on salary deductions. Otherwise the Company may withhold only the items specified in the provisions of Paragraph 121 of the Labour Code.


4.2      Payment of salary
--------------------------

4.2.1 The salary for the current month is payable in a single payment no later than on the 12th day of the following calendar month.


4.2.2 The basis for the salary calculation is the attendance record for the respective calendar month including documents on holiday leaves, documents on sickness or taking care of a family member and on leaves of absence approved by the organization, the work and payroll report for identified groups of employees (Appendices 5 and 6) as well as documents on bonuses, premiums, and others.


4.2.3 When paying salaries or other financial deliverables in favour of the employee, the Company is obliged to transfer, after withholding the relevant salary deductions pursuant to applicable legal regulations, the resulting amount to the employee's account in a Slovak bank specified by the employee.


4.2.4 The Company is obliged to issue a written document to the employee on his/her monthly payroll containing information on individual payroll components and on deductions applied. The Company shall present, upon request of an employee, the documents, on the basis of which the payroll was calculated, for his/her inspection.

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                                                                     Page 8 of 9
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

Directive No.:  S 002
Version:        5.0.
Issued:         December 1st, 2000
Title:          Remuneration of Employees of EuroTel Bratislava, a.s.


4.3      Joint and transitory provisions
----------------------------------------

4.3.1. The year-to-year base salary growth percentage and the merits bonuses money pool percentage for the respective year shall be quantified by the General Director based on a recommendation of the Financial Director who is responsible for the Human resources issues in compliance with the objectives of the wage policy of the Company.


4.3.2. The payroll funds can be used for the payment of other bonuses, contributions (for the members of the Board of Directors, members of the Supervisory Board, shareholder representatives for their work in the Company's bodies), severance pay in case of employment termination due to organizational changes and others, governed by applicable general legal provisions or by any internal decisions adopted in this regard.


4.3.3. The Company is obliged to allow the employees to inspect the respective internal guideline on remuneration and inform the employees about any changes in remuneration in advance.

4.3.4. Any claims raised before the effective date of this Directive shall be handled according to the hitherto applicable directives.

4.3.5. The Directive No. S 002, Version 5.0, effective from July 1, 2000 has been canceled in full extent.


4.3.6.  This Directive shall come into effect on December 1st, 2000.


Drafted by: Silvia Nemethova



Submitted by: Silvia Nemethova, Head of the Collections and
              Adminstrative Section



Approved by: Jozef Barta, General Director

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